7:30 am ET May 26, 2016 (Market Wire)

Air Industries Group Announces Private Placement of $6.3 Million

BAY SHORE, NY -- (Marketwired – May 26, 2016) – Air Industries Group (NYSE MKT: AIRI)

Air Industries Group (NYSE MKT: AIRI) (“Air Industries” or the “Company”), announced today that on May 25th it entered into Securities Purchase Agreements for the sale of an aggregate of 452,250 shares of its Series A Convertible Preferred Stock in a private offering for gross proceeds of  $4,522,500 before deducting placement agent fees and estimated offering expenses.  As part of the offering the Company also agreed to issue 110,000 shares of its Series A Preferred to Michael N. Taglich and 65,000 shares of Series A Preferred Stock to Robert F. Taglich in exchange for promissory notes payable to each of them in the aggregate principal amount of $1,100,000 and $650,000, respectively. Michael N. Taglich and Robert F. Taglich are directors of the Company and principals of Taglich Brothers, Inc. The Series A Convertible Preferred Stock will be convertible into the Company’s common stock at a price of $4.92 per share.

The shares of Series A Preferred Stock were issued as part of an offering of up to $7,000,000 face amount of the Company’s Series A Convertible Preferred Stock for which Craig-Hallum Capital Group LLC and Taglich Brothers, Inc. acted as placement agents

As a condition to the initial closing of the offering, which is anticipated to occur today, the Company will enter into an amendment to its Revolving Credit, Term Loan and Security Agreement with PNC Bank.   The amendment will extend the maturity date of the Credit Agreement from November 30, 2016 to April 30, 2018.  The amendment will provide for a Maximum Loan Amount of $40,388,000.  In addition, the Company’s four outstanding term loans with PNC will be consolidated into a single term loan of $7,388,000 to be paid in sixty consecutive monthly instalments.  Further, the Company and the bank agreed that the excess advances outstanding under the Credit Agreement of $12,500,000 are to be repaid with an initial principal payment in the amount of $1,500,000 on the initial closing date of the offering, and thereafter by the payment of $100,000 in principal each Monday commencing June 6, 2016. At the initial closing the Company will pay $2,500,000 towards the principal outstanding under the revolving portion of the Credit Agreement.  This payment will create additional borrowing availability under the Credit Agreement which will be immediately available to the Company.

“Daniel Godin, President and CEO of Air Industries commented that “The combination of this private placement and the extension of the maturity our loans with PNC provides additional working capital.  With this additional funding we look forward to the continued growth in our business as our plans materialize.”

For additional information, please call 631.881.4913 or by email to: ir@airindustriesgroup.com

ABOUT AIR INDUSTRIES GROUP

Air Industries Group (NYSE MKT: AIRI) is an integrated manufacturer of precision components and provider of supply chain services for the aerospace and defense industry. The Company has over 50 years of experience in the industry and has developed leading positions in several important markets that have significant barriers to entry. With embedded relationships with many leading aerospace and defense prime contractors, the Company designs and manufactures structural parts and assemblies that focus on flight safety, including landing gear, arresting gear, engine mounts and flight controls. Air Industries Group also provides sheet metal fabrication, tube bending, and welding services.

Certain matters discussed in this press release are 'forward-looking statements' intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company's statements regarding trends in the marketplace, the ability to realize projected EBITDA, firm backlog and projected backlog, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the ability to consummate contemplated acquisitions, the timing of projects due to variability in size, scope and duration, the inherent discrepancy in actual results from estimates, projections and forecasts made by management regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company's control. The factors discussed herein and expressed from time to time in the Company's filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.